Zohar Shpitz

August 1, 2017

Board of Directors
Peregrine Industries, Inc.

Ladies and Gentlemen:

I hereby resign as Chief Financial Officer of Peregrine Industries, Inc. (the "Registrant") effective on August 8, 2017. The reason for my resignation is to permit me to pursue other business interests following the Registrant's change in control transaction on July 21, 2017.

I have had no disagreements with the operations, policies or practices of the Registrant.

Yours truly,

/s/: Zohar Shpitz
Zohar Shpitz
August 1, 2017